Exhibit 99.1

Press Release	Willis Towers Watson announces new Chief Financial Officer

ARLINGTON, VA and LONDON, August 21, 2017 — Willis Towers Watson (NASDAQ: WLTW), a leading global advisory, broking and solutions company is pleased to announce Michael “Mike” J. Burwell as its new Chief Financial Officer. Burwell will replace current Chief Financial Officer, Roger Millay, as he voluntarily retires on October 2, 2017.

Burwell brings 31 years of finance and professional services experience from PwC. He has served in senior leadership roles for the last decade, including Head of Global Transformation; Chief Operating Officer and Chief Financial Officer in the United States; and Head of Transaction Services in the United States. In addition, he brings 11 years of audit experience and 12 years of Transaction Services advisory experience – including helping companies with pre-merger due diligence and valuation.

Commenting on the announcement, John Haley, Chief Executive Officer, Willis Towers Watson said, “We are excited to have Mike join our leadership team at an important point in our company’s evolution. Mike understands managing, leading and driving results in a complex, global company with a strong focus on clients. I am confident that his expertise in finance, transactions and transformation is well suited to guide our long-term growth and remaining integration efforts – allowing us to achieve our full potential as Willis Towers Watson.”

“I would also like to thank Roger for his tremendous leadership and contribution to Willis Towers Watson. Roger leaves the Company much stronger for his service and positioned for future success.’’

‘’I am honored to have this opportunity to join Willis Towers Watson,” said Mike Burwell. “In all of my interactions, I have been impressed with the strength of leadership, commitment to clients and collaborative and inclusive culture. I look forward to contributing to the success of the company.”

Burwell is a CPA and received his Bachelors of Arts in Business Administration from Michigan State University.

ABOUT WILLIS TOWERS WATSON

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has 40,000 employees serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Press Release	CONTACTS MEDIA Miles Russell: +44 20 3124 7446 | Miles.Russell@willistowerswatson.com INVESTORS Aida Sukys: +1 703 258 8033 | Aida.Sukys@willistowerswatson.com